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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of August 1, 1997, by and among PMRi, a Texas corporation with offices at 4008 River Place Blvd., Austin, Texas 78730 (the "Company"), and Louis A. Scalpati, an individual having an address at 3508 Ambleside Drive, Austin, Texas, 78759 (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ and retain the experience, ability and exclusive services of Executive, and to prevent any other competitive business from securing his services, in utilizing his experience, background and know-how; and

     WHEREAS, the Executive desires to be so employed by the Company upon the terms and conditions herein below set forth.

     NOW, THEREFORE, in consideration of the mutual premises herein set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

1. Employment. The Company shall employ Executive on an exclusive basis, and Executive hereby agrees to such exclusive employment for a period of three (3) years, commencing on August 1, 1997, and ending on July 31, 2000 (the "Initial Term"). This Agreement may be extended for successive one (1) year terms upon the mutual agreement of the parties (the Initial Term, as same may be extended, is hereinafter referred to as the "Term"). In the event the Company wishes to renew this Agreement upon the expiration of the Term (or upon the expiration of any subsequent one (1) year extension of this Agreement) the Company shall give Executive written notice thereof (the "Extension Notice") no later than ninety
(90) days prior to the expiration of the Term. Thereafter, Executive shall notify the Company in writing of his desire to continue to be employed by the Company no later than thirty (30) days after Executive's receipt of the Extension Notice.

1.1 Duties and Responsibilities of Executive. Executive shall serve in such positions as may be designated by the Board of Directors, and shall properly perform such duties as may be assigned to him from time to time by the Board of Directors of the Company. Executive shall also serve on any committee to which the Company's Board of Directors may appoint him. Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors.

2.   Compensation of Executive.

2.1 Base Salary. Commencing upon the date hereof, the Company shall pay to Executive a base salary of One Hundred Forty Five Thousand ($145,000) per annum, subject to adjustment as set forth in Sections 2.2 and 2.3 below (the "Base Salary"). Such compensation shall be paid to Executive with the same frequency as other executives of the Company are compensated. Such
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Base Salary shall be subject to withholding for the prescribed federal income tax, social security, Medicare, and other items as required by law, and for other items consistent with the Company's policy with respect to health insurance and other benefit plans for similarly situated employees.

2.2 Salary Adjustments. The Executive's Base Salary set forth in Section 2.1 above (and as same may have been previously adjusted in accordance with the provisions hereof) will be increased twenty percent (20%) upon completion of each one year period of the Initial Term.

2.3 Discretionary Bonus. In addition to Executive's Base Salary, Executive shall be entitled to such bonus compensation as Executive may be awarded, from time to time, by a majority vote of the disinterested members of the Board of Directors (or appropriate committee) of the Company.

2.4 Expenses. In addition to those expenses expressly set forth herein, the Company shall pay or reimburse Executive for all ordinary and necessary out-of-pocket expenses actually incurred by Executive in connection with performing his duties hereunder, consistent with the Company's policies then in effect.

2.5 Automobile. The Company will provide Executive with an automobile allowance in an amount of six hundred dollars ($600) per month, during the Initial Term.

2.6 Benefits. Executive shall be entitled to participate in the Company's pension, profit sharing, group insurance, option plans, hospitalization, and group health and benefit plans and all other benefits and plans as the Company provides to its senior executives to the extent such plans are established by the Company and to the extent that Executive is eligible to participate in such plans. Such benefits shall be subject to the terms of the applicable plan documents, summary plan descriptions and/or employment policies and shall be subject to modification, amendment or revocation in accordance with the terms of such documents, policies and procedures.

2.7 Stock Options. Executive shall also be entitled to receive stock options to purchase a total of 50,000 shares of the Company pursuant to the Company's stock option plan on such terms as shall be established by disinterested members of the Board of Directors. The purchase price for the shares shall be the fair market value thereof as established by the Board of Directors in its sole discretion. Executive shall be required to enter into any shareholders agreement that the Board of Directors approves as a condition to the issuance of common stock.

3.   Termination.

3.1 Termination Without Cause. Either the Company or Executive may terminate this Agreement at any time, without Cause (as that term is defined below), by giving the other thirty (30) days prior written notice of termination.

3.2 Death; Disability. This Agreement shall be automatically terminated on the death of Executive or in the event of the permanent disability of Executive if he is no longer able, with reasonable accommodation, to perform the essential functions of his position. In the event of Executive's disability, this Agreement shall not terminate unless and until Executive has been

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unable to perform the essential functions of his position for a period of three
(3) consecutive months as a result of his disability.

3.3 Termination for Cause or Resignation. In the event Executive is discharged for Cause (as that term is defined below) or in the event Executive resigns, then upon such occurrence, this Agreement shall be deemed terminated and the Company shall be released from all obligations to Executive with respect to this Agreement, including but not limited to compensation to Executive, except obligations accrued prior to such date of termination or resignation.

3.4  Definition of Cause.  As used herein, the term "Cause" shall mean

(a)  the commission of any act of fraud on the part of Executive;

(b) misappropriation, embezzlement, theft or willful and material damage of or to any asset of the Company or the use of the Company's funds or assets for any illegal purpose;

(c) a good faith determination by the Board of Directors of the Company that Executive has violated this Agreement or committed an act of gross negligence or willful misconduct that has or is reasonably expected to have a material adverse effect on the business or affairs of the Company; or

(d) the conviction of Executive of any felony, or the commission of any criminal or illegal act on the part of Executive which materially and adversely, whether directly or indirectly, affects the name or goodwill of the Company.

3.5 Severance Pay. In the event of termination, Executive shall be entitled to compensation (the "Severance Pay") in accordance with the following:

(a) If this Agreement is terminated by the Company prior to the expiration of the Initial Term of this Agreement or any renewal or extension hereof, and such termination is not for Cause, Employee shall be entitled to Severance Pay of one
(1) year salary, payable in accordance with the Company's normal and customary policies.

(b) If Executive's employment is terminated by reason of a disability, Executive shall be entitled to Severance Pay as set forth in 3.5(a), payable in accordance with the Company's normal and customary policies.

(c) If (i) Executive) voluntarily terminates his employment, (ii) the Company terminates this Agreement for Cause, or (iii) if Executive's employment is terminated by reason of his death, Executive shall not be entitled to receive any additional salary, bonus or benefits beyond those earned or accrued as of the effective date of the termination of his employment.

3.6 Effect of Termination on Agreement. Any termination of Executive's employment shall not release either the Company or Employee from their respective obligations under this Agreement that are required to be performed subsequent to the date of such termination, including but not limited to those obligations set forth under Sections 3 and 6.

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4.   Flex Time Off.  Executive shall be entitled to Flex Time Off ("FTO") of six
(6) weeks per year, during which period his Base Salary shall be paid in full. Executive shall take his FTO at such times as Executive and the Company shall determine is mutually convenient.

5.   Confidentiality and Noncompetition.

5.1 Confidential Information. During the period of Executive's employment with the Company, and after the termination thereof for any reason, Executive agrees that, because of the valuable nature of the Confidential Information, Executive shall use Executive's best efforts to maintain and protect the secrecy of the Confidential Information. Without in any manner limiting the generality of the foregoing obligation, Executive agrees that Executive shall not, directly or indirectly, undertake or attempt to undertake any of the following activities:

(a)  disclose any Confidential Information to any other person or entity;

(b)  use any Confidential Information for Executive's own purposes;

(c) authorize or permit any other person or entity to use, copy, disclose, publish or distribute any Confidential Information; or

(d) undertake or attempt to undertake any activity the Company is prohibited from undertaking or attempting to undertake by any of its present or future clients, customers, suppliers, vendors, consultants, agents or contractors.

As used in this Agreement, the term "Confidential Information" means any knowledge, information or property relating to, or used or possessed by, the Company, and includes, without limitation, the following: trade secrets; patents, copyrights, software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques and ideas for formulae); concepts, data, drawings, designs and documents; names of clients, customers, employees, agents, contractors, and suppliers; marketing information; financial information and other business records; and all copies of any of the foregoing, including notes, extracts, memoranda prepared or suffered or directed to be prepared by Executive based on any Confidential Information. Executive agrees that all information possessed by him, or disclosed to him, or to which Executive obtains access during the course of Executive's employment with the Company shall be presumed to be Confidential Information under the terms of this Agreement, and the burden of proving otherwise shall rest with Executive.

5.2 Return of Confidential Information. Upon termination of Executive's employment with the Company for any reason, Executive agrees not to retain or remove from the Company's premises any records, files or other documents or copies thereof or any other Confidential Information whatsoever, and Executive agrees to surrender same to the Company, wherever it is located, immediately upon termination of Executive's employment.

5.3 Assignment of Intellectual Property. During the period of Executive's employment with the Company, all processes, products, methods, improvements, discoveries, inventions, ideas, creations, trade secrets, know-how, machines, programs, designs, routines, subroutines,

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techniques, ideas for formulae, writings, books and other works of authorship, business concepts, plans, projections and other similar items, as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Executive, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development (collectively, the "Intellectual Property"), shall be promptly disclosed to and become the property of the Company, and Executive hereby assigns, transfers and conveys the Intellectual Property to the Company. Executive further agrees to make and provide to the Company any documents, instruments or other materials necessary or advisable to vest, secure, evidence or maintain the Company's ownership of the Intellectual Property, and patents, copyrights, trademarks and similar foreign and domestic property rights with respect to the Intellectual Property. The term "Intellectual Property" shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, designed, devised, developed, perfected, or made by the Executive during off-duty hours and away from the Company's premises, as well as to those conceived, designed, devised, developed, perfected, or made in the regular course of Executive's performance.

5.4 Noncompetition Agreement. Executive acknowledges that the Company has provided and may provide additional special training (including, without limitation, training relating to programming, servicing or marketing of sophisticated computer programs and services related to the Internet) to Executive to enable Executive to perform Executive's duties as an employee of the Company. As a result, Executive agrees that, during the term of Executive's employment and for a period (the "Restricted Period") of twelve (12) months after the termination of the Executive's employment with the Company (if such termination is with Cause, or results from Executive's resignation or disability) Executive shall not, in the United States (the "Geographic Area")
(i) directly or indirectly engage in, consult with, be employed by or be connected with any business or activity with a third party which directly or indirectly competes with the Company's business (a "Competing Business"), (ii) canvass any business from any of the Company s current or former clients, (iii) assist others to open or operate any Competing Business; or (iv) solicit, recommend or induce employees of the Company to terminate their employment with the Company.

5.5 Nonsolicitation Agreement. During the Restricted Period, Executive will not without the express prior written approval of the Board of Directors of the Company (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any Competing Business to employ or seek to employ any person or agent who is then (or was at any time within six (6) months prior to the date the Executive or the Competing Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

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5.6  Reasonableness of Covenants.  Executive has carefully read this Section 6 and agrees and acknowledges that the limitations as to time, geographical area and scope. of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company. Executive has agreed to the foregoing covenants because (a) Executive recognizes that the Company has a legitimate interest in protecting the confidentiality of its business secrets (including the Confidential Information), (b) Executive agrees that such noncompetition agreement is not oppressive to him nor injurious to the public, (c) the Company has provided specialized and valuable training and information to Executive, and
(d) the Company would not have entered into this Agreement without Executive's agreement the covenants set forth in this Section 6. Executive further understands and agrees that, if at some later date, a court of competent jurisdiction determines the scope, duration or geographic area of any covenant set forth in this Section 6 to be over broad or unenforceable for any reason, these covenants shall be reformed by the court, pursuant to Tex. Bus. & Co. Code Ann. Section 15.50(2) (or any successor provision) and enforced to the maximum extent permissible under Texas law.

6.   Miscellaneous.

6.1 Assignment. Executive shall not have the right to assign this Agreement. The Company shall have the right to assign this Agreement to any party that purchases all or substantially all of the assets of the Company.

6.2 Injunctive Relief. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of the covenants contained in Section 6 of this Agreement may cause irreparable harm to the Company for which monetary damages may not be adequate and accordingly, any such breach or threatened breach of Section 6 of this Agreement shall entitle Company, in addition to all other legal remedies available to it at law or in equity, to seek a temporary or permanent injunction to enjoin such breach or threatened breach. Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.

6.3 Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their permitted, respective successor, heirs, beneficiaries and permitted assigns.

6.4 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party or the Company may hereafter give notice of

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in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

6.6 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver of any subsequent breach by either party. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. No waiver by either party of any provisions or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

6.7 Governing Law; Jurisdiction and Venue. Regardless of the place of performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to such State's conflicts of laws provisions.

6.8 Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

6.9 Counterparts. This Agreement may be executed simultaneously in one or more original or facsimile counterparts, each of, which shall be deemed an original, but all of which together shall constitute one of the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


COMPANY:  Personal Medical Records, Inc.


  By: /s/ Louis A. Scalpati
      ---------------------------------

  Name: Louis A. Scalpati
        -------------------------------

  Title: VP Technology and Operations
         ------------------------------


EXECUTIVE:  Donald Hackett
            ---------------------------
            8/1/97
            -------

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